Exhibit 99.15

FORM OF SUPPLEMENTAL DISCLOSURE FOR SWITZERLAND

      The following legend will be distributed to GM common stockholders of record resident in Switzerland as a supplement to the consent solicitation statement/prospectuses.

      Neither the transactions nor the securities described in this document have been or will be approved by any Swiss regulatory authority.